EXHIBIT 99.1

Greatbatch, Inc. Elects Jean Hobby, M. Craig Maxwell and Filippo Passerini to Its Board of Directors

FRISCO, Texas, July 7, 2015 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB) today announced that Jean Hobby, M. Craig Maxwell and Filippo Passerini have been elected to its Board of Directors.

"Jean, Craig and Filippo have earned global respect in their fields. Our expanded board will greatly benefit from the broad and diverse backgrounds and experiences the new directors bring to Greatbatch," said Bill R. Sanford, board chairman. "We look forward to their input and guidance as Greatbatch continues to address profitable growth opportunities for our innovative and life-changing medical products and technologies that meet current and future needs of our Customers."

Ms. Hobby served as a global strategy officer at PricewaterhouseCoopers, LLP (PWC) from 2013 until her recent retirement. During a 33-year career at PWC, she also held roles as its U.S. Sector leader where her responsibilities included P&L, daily operations, PCAOB interaction and global clients, and as PWC's chief financial officer with responsibility for finance, treasury, mergers & acquisitions, external reporting, compliance, governance and real estate.

Mr. Maxwell is the vice president and chief technology and innovation officer for Parker Hannifin Corporation, the global leader in motion and control technologies and systems. He leads new and emerging markets growth and drives new product development, as well as oversees Parker Hannifin's technology incubator to facilitate cross-group innovation opportunities. Prior to Parker Hannifin, Mr. Maxwell held a number of engineering positions with Stanadyne Corporation's Diesel Systems Group.

Mr. Passerini recently joined the Carlyle Group as an operating executive in U.S. Buyouts following his retirement from a distinguished career at the Procter & Gamble Company (P&G), where he most recently served as officer on special assignment to the president and CEO. Prior to that, Mr. Passerini held roles as P&G's group president, Global Business Services and as chief information officer. During his 34-year career at P&G, he served in executive positions in the United Kingdom, Greece, Italy, Turkey, Latin America and the United States, and oversaw more than 170 distinct services in 70 countries.

"We're fortunate to have leaders of Jean, Craig and Filippo's caliber join our Board of Directors. Their breadth and depth of global experience in dynamic industries and markets will serve our company and our shareholders well, especially as we continue to make progress against our strategic plan to drive profitable growth and deliver increased value," added Thomas J. Hook, president & CEO of Greatbatch.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. The company develops and manufactures critical medical device technologies for the Cardiac, Neurostimulation, Vascular and Orthopaedic markets; and batteries for high-end niche applications in the portable medical, energy, military, and environmental markets. Additional information is available at www.greatbatch.com.

CONTACT: Investor Relations Contact:
         Elizabeth Cowell
         ecowell@greatbatch.com
         tel 214-618-4982

         Media Contact:
         Christopher Knospe
         cknospe@greatbatch.com
         tel 716-759-5727